PUBLIC STORAGE, INC.                                                Exhibit 99.1
701 Western Avenue Tel: (818) 244-8080
Glendale, CA 91201-2349 Fax: (818) 548-9288




To:   All Directors and Section 16 Executive Officers of Public Storage, Inc.

From: Stephanie G. Heim

Date: October 27, 2005

Re:   Notice of Blackout Period


Effective December 19, the Public Storage 401(k) Profit Sharing Plan ("the Plan") will make several changes to the investment options offered by the Plan. As a result of these changes, Plan participants will temporarily be unable to direct or diversify investments in their accounts, including Public Storage securities held in the Plan (the "Blackout Period"). The Blackout Period is scheduled to begin on December 1, 2005 and is expected to end December 19, 2005. The Blackout Period will overlap with Public Storage's regularly scheduled trading blackout period for the fourth quarter.

This notice is to advise you of the upcoming Blackout Period, during which you will not be permitted directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of Public Storage if the equity security was acquired in connection with your service or employment as a Director or Executive Officer, as defined by Section 16 of the Securities Exchange Act of 1934. As a result, during this Blackout Period, you will be unable to buy or sell any Public Storage stock or securities, including any transactions outside the Plan, and unable to exercise Public Storage stock options, if you acquired the securities as a result of being a director or executive officer.

If you have any questions  concerning  this notice,  please call Jack Baumann at
(818) 244-8080,  extension 318, Stephanie Heim at (818) 244-8080, extension 319, or David Goldberg at (818) 244-8080, extension 529.